EXHIBIT 21

List of Subsidiaries

As at June 30, 2020

1. Bombshell Technologies, Inc. (Acquired July 23, 3019)

2. WCS Enterprises, LLC (Disposed September 30, 2019)

3. Resort at Lake Selmac, Inc.